CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-146100-02 on Form S-3ASR, of our report dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of Nevada Power Company appearing in this Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2007.
DELOITTE & TOUCHE, LLP
Reno, Nevada
February 27, 2008